UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.   )

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Laboratory Corporation of America Holdings

(Name of Registrant as Specified In Its Charter)

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Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone: 336-229-1127

April 13, 2005

Dear Stockholder:

        You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Laboratory Corporation of America Holdings. The meeting will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 18, 2005 at 9:00 a.m., Eastern Daylight Time.

        The attached Notice of the Annual Meeting and Proxy Statement provide information concerning the matters to be considered at the meeting.

        The Board of Directors recommends that the Company’s stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

        Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, kindly mark the proxy card to indicate your vote, date and sign the proxy card, and return it in the enclosed, postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with the Board of Directors’ recommendations, you need not mark your votes on the proxy card, but you do need to sign, date, and return it in the enclosed postage-paid envelope in order to record your vote. Proxy voting via the Internet or telephone is now available to many stockholders. Using the Internet or telephone to vote results in substantial savings on return postage for the Company. Your enclosed proxy card will indicate whether these voting options are available to you and how to use them. You may revoke your proxy at any time before it is exercised by sending us a written notice that you would like to revoke your proxy, by submitting a new proxy, or by attending the meeting and voting in person.

Thomas P. Mac Mahon

Chairman of the Board, President and

Chief Executive Officer

LABORATORY CORPORATION OF AMERICA HOLDINGS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
    Laboratory Corporation of America Holdings:

Notice is hereby given that the 2005 Annual Meeting (the “Annual Meeting”) of the Stockholders of Laboratory Corporation of America Holdings (the “Company”) will be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 18, 2005 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect the members of the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified;

2. To ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005; and

3. To transact such other business as may properly come before the Annual Meeting or at any adjournments thereof.

A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only stockholders of record at the close of business on March 31, 2005 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

A copy of the Annual Report of the Company for the fiscal year ended December 31, 2004 has either preceded or accompanies this notice.

By Order of the Board of Directors

Bradford T. Smith

Secretary

April 13, 2005

PLEASE COMPLETE, SIGN, AND DATE THE ACCOMPANYING PROXY CARD, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES.

LABORATORY CORPORATION OF AMERICA HOLDINGS

358 SOUTH MAIN STREET

BURLINGTON, NORTH CAROLINA 27215

PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), of proxies to be voted at the 2005 Annual Meeting of Stockholders to be held at The Paramount Theater, 128 East Front Street, Burlington, NC 27215, on Wednesday, May 18, 2005 at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the “Annual Meeting”). The Notice of Annual Meeting, this Proxy Statement, and the accompanying proxy card are first being mailed to stockholders on or about April 13, 2005.

        At the Annual Meeting, the Company’s stockholders will be asked (i) to elect the following persons as directors of the Company to serve until the Company’s next annual meeting and until such directors’ successors are elected and shall have qualified: Thomas P. Mac Mahon, Jean-Luc Bélingard, Wendy E. Lane, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, MBBCh, Andrew G. Wallace, M.D., and M. Keith Weikel, Ph.D.; (ii) to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005; and (iii) to take such other action as may properly come before the Annual Meeting or any adjournments thereof.

        Unless otherwise indicated, all share amounts set forth in this Proxy Statement and related proxy materials have been adjusted to reflect the 1-for-10 reverse stock split of the Company’s Common Stock, effective May 4, 2000 and the 2-for-1 forward stock splits in the form of a stock dividend, effective June 11, 2001 and May 10, 2002.

GENERAL INFORMATION

Solicitation and Voting of Proxies; Revocation; Record Date

        All proxies duly executed and received by the Company will be voted on all matters presented at the Annual Meeting in accordance with the instructions given therein by the person executing such proxy or, in the absence of such instructions, will be voted in favor of the election to the Company’s Board of Directors of the seven nominees for director identified in this Proxy Statement and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005. Any stockholder may revoke his/her proxy at any time prior to the Annual Meeting before it is voted by written notice to such effect delivered to the Company at 358 South Main Street, Burlington, North Carolina 27215, Attention: Bradford T. Smith, Secretary, by delivery prior to the Annual Meeting of a properly executed and subsequently dated proxy or by attending the Annual Meeting and voting in person.

        Solicitation of proxies may be made by mail and may also be made by personal interview, telephone and facsimile transmission, and by directors, officers, and regular employees of the Company without special compensation therefor. The Company will bear the expenses to prepare proxy materials and to solicit proxies for the Annual Meeting. The Company expects to reimburse banks, brokers, and other persons for their reasonable, out-of-pocket expenses in handling proxy materials for beneficial owners.

        Only holders of record of common stock of the Company (the “Common Stock”) at the close of business on March 31, 2005 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 134,548,300 shares of Common Stock. Holders of Common Stock as of the Record Date will be entitled to one vote per share at the Annual Meeting.

        A quorum for the Annual Meeting consists of a majority of the total number of shares of Common Stock outstanding on the Record Date and entitled to vote, present in person or represented by proxy. Directors of the Company will be elected by a plurality vote of the shares of Common Stock represented at the Annual Meeting and entitled to vote. The affirmative vote of a majority of shares of Common Stock represented at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the year ending December 31, 2005. An abstention or broker non-vote will have no effect on the election of the directors or the vote to ratify the appointment of the Company’s independent registered accounting firm. Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If a shareholder holds shares through a broker, bank or other nominee and does not give instructions as to how to vote, the broker may have authority to vote on certain routine items, but not on other items.

        As of March 31, 2005, the directors and executive officers of the Company beneficially owned an aggregate of 2,998,392 shares of Common Stock, representing approximately 1.7% of the total number of shares of Common Stock outstanding and entitled to vote.

        The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director of the Company (as specified below) and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for 2005.

ITEM ONE: ELECTION OF DIRECTORS

        The Company’s directors will be elected at the Annual Meeting to serve until the next succeeding annual meeting of the Company and until their successors are elected and shall have been qualified. All of the nominees listed below are currently serving as members of the Board of Directors. Except as herein stated, the proxies solicited hereby will be voted FOR the election of such nominees unless the completed proxy card directs otherwise.

        On August 1, 2004, Arthur H. Rubenstein, MBBCh was elected to the Company’s Board of Directors to fill a newly created open seat.

        The Company has adopted the following standards for director independence in accordance with Section 303A.02 of the New York Stock Exchange (“NYSE”) Listing Standards (the “Listing Standards”):

1. No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.

2. In addition, a director is not independent if:

i. The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company.

ii.The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

iii. (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

iv. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

v. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

        The Board of Directors has determined that Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Rubenstein, Dr. Wallace, and Dr. Weikel each qualify as “independent” as defined in the aforementioned independence standards. Mr. Mac Mahon does not meet the aforementioned independence standards because he is the Company’s current Chief Executive Officer and an employee of the Company.

        Further, in connection with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, with Dr. Wallace abstaining, recommended that the Board request that Dr. Wallace continue to serve on the Board beyond the normal 70 year-old retirement age, due to the value and special skills and experience that Dr. Wallace brings to the Board. With Dr. Wallace abstaining, the Board affirmatively determined and requested that Dr. Wallace remain on the Board due to the special skills and experience that he brings to his Board service. Dr. Wallace agreed to be re-nominated and to serve if elected.

        The Board of Directors has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees For Election As Directors

        The name, age as of March 31, 2005, principal occupation for the last five years, selected biographical information, and period of service as a director of the Company of each nominee are set forth below:

        Thomas P. Mac Mahon (58) has served as Chairman of the Board and a director since April 28, 1996. Prior to such date and since April 28, 1995, he served as the Vice Chairman and a director. Mr. Mac Mahon has been President and Chief Executive Officer and a member of the Executive and Management Committees of the Company since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche, Inc. (“Hoffmann-La Roche”) from 1993 to December 1996 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Compensation Committee member of Express Scripts, Inc.

         Jean-Luc Bélingard (56) has served as a director of the Company since April 28, 1995. Mr. Bélingard is Chief Executive Officer of Ipsen SA, a diversified French health care holding company. Prior to holding this position, Mr. Bélingard was Chief Executive Officer from 1999 to 2001 of bioMérieux-Pierre Fabre, a diversified French health care holding company, where his responsibilities included the management of that company’s worldwide pharmaceutical and cosmetic business. Prior to bioMérieux-Pierre Fabre, Mr. Bélingard joined F. Hoffman-La Roche Ltd, Basel, Switzerland, a subsidiary of Roche in 1982 where he held various positions, including Director General of the Diagnostics Division and was a member of the Executive Committee. Mr. Bélingard is also a director of Applera Corporation, Norwalk, Connecticut, a director and member of the Compensation Committee of ExonHit (France) and a director and member of the Compensation Committee of Nicox (France).

        Wendy E. Lane (53) has been a director of the Company since November 1996. Ms. Lane has been Chairman of Lane Holdings, Inc., an investment firm, since 1992. Prior to forming Lane Holdings, Inc., Ms. Lane was a Principal and a Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, serving in these and other positions from 1980 to 1992. Ms. Lane is also a director and Audit Committee member of Willis Group Holdings, Ltd. and UPM-Kymmene Corporation and a director of the U.S. Ski and Snowboard Team Foundation.

        Robert E. Mittelstaedt, Jr. (61) has been a director of the Company since November 1996. Mr. Mittelstaedt is Dean and Professor, of the W.P. Carey School of Business at Arizona State University. Prior to June 30, 2004, he was Vice Dean, Executive Education of The Wharton School of the University of Pennsylvania and director of the Aresty Institute of Executive Education. Mr. Mittelstaedt had served with The Wharton School since 1973, with the exception of the period from 1985 to 1989 when he founded, served as President and Chief Executive Officer, and sold Intellego, Inc., a company engaged in practice management, systems development, and service bureau billing operations in the medical industry. Mr. Mittelstaedt also serves as a director and Compensation Committee member of Innovative Solutions & Support, Inc. and a director of HIP Foundation, Inc. Mr. Mittelstaedt was formerly a director of A.G. Simpson Automotive, Inc.

        Arthur H. Rubenstein, MBBCh (67) has served as a director of the Company since August 1, 2004. Dr. Rubenstein is the Dean of the University of Pennsylvania School of Medicine and Executive Vice President for the University of Pennsylvania Health System (UPHS). Previously, Dr. Rubenstein was Dean and Gustave L. Levy Distinguished Professor at the Mount Sinai School of Medicine in New York from 1997 to 2001. He has also been a faculty member and chairman of the Department of Medicine at the University of Chicago. He is a distinguished member of the American Academy of Arts and Sciences, the American Association for the Advancement of Science and the Institute of Medicine of the National Academy of Sciences.

        Andrew G. Wallace, M.D. (70) has served as a director of the Company since April 28, 1995. Dr. Wallace served as both the Dean of Dartmouth Medical School and Vice President for Health Affairs at Dartmouth College from 1990 to 1998. He was the Vice Chancellor for Health Affairs at Duke University and the Chief Executive Officer of Duke Hospital from 1981 to 1990. Dr. Wallace also serves as a director and a member of the Audit Committee of Welch Allyn, Inc., a director of Dorothy Rider Poole Trust, a director of The Durham Health Partners, and a director of The Sarnoff Endowment for Cardiovascular Science.

    M. Keith Weikel, Ph.D. (66) has served as a director of the Company since July 16, 2003. Dr. Weikel is a Senior Executive Vice President and Chief Operating Officer of Manor Care, Inc., located in Toledo, Ohio, where he began his career in 1984 with Manor HealthCare Corporation, an operating subsidiary of Manor Care, Inc. Dr. Weikel is currently a member of the Federation of American Health Systems and the Alliance for Quality Long Term Care and serves as a director for Manor Care, Inc.

The Board of Directors of the Company recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

Director Whose Term of Office is Expiring

        Craig M. Watson (54) served as a director of the Company since May 12, 2004 and will serve until the Annual Meeting on May 18, 2005. Mr. Watson is Chairman and Chief Executive Officer of Opti-Pay Technologies LLC, a private company serving banks and governments in the electronic payments and financial technology industry. Previously, Mr. Watson was employed by FMC Corporation, a NYSE-listed diversified manufacturer of chemicals and machinery, in a range of positions, including Director of Investment Analysis (1991-1994), Vice President and Chief Financial Officer for Asia-Pacific (1994-1998), and Corporate Vice President and Chief Information Officer (1998-2001). Mr. Watson is a trustee of the Illinois Institute of Technology and of the Thunderbird Graduate School of International Business. He serves on the Editorial Advisory Board of Information Week Magazine and is a member of the Mayor’s Council of Technology Advisors for the City of Chicago.

Board of Directors and its Committees

        The Board of Directors has an Audit Committee, a Compensation Committee, an Ethics and Quality Assurance Committee, and a Nominating and Corporate Governance Committee, the Charters for which are attached hereto as Annexes I, II, III, and IV, respectively. The committee Charters are also available on the Company’s website at www.labcorp.com.

        The Audit Committee, consisting of Ms. Lane, Mr. Mittelstaedt and Dr. Rubenstein, is directly responsible for the selection, appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and assists in Board oversight of the integrity of the financial statements of the Company; the compliance by the Company with legal and regulatory requirements; the production of an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement; the qualifications and independence of the Company’s independent auditors and the oversight of the Company’s internal audit functions, internal controls, and independent auditors. The Audit Committee consisted of Ms. Lane, Mr. Mittelstaedt, Dr. Rubenstein and Mr. Watson on December 31, 2004.

        The Compensation Committee, consisting of Mr. Bélingard, Dr. Wallace, and Dr. Weikel, reviews and recommends to the full Board for its approval compensation and benefit policies and objectives; determines whether officers, directors and employees are compensated according to these policies and objectives; oversees the Company’s incentive compensation and stock plans; is responsible for selecting, retaining or terminating executive compensation consultants; produces a compensation committee report on executive officer compensation as required by the SEC to be included in the Company’s annual proxy statement; and carries out the board’s responsibilities relating to the compensation of executives and directors.

        The Ethics and Quality Assurance Committee, consisting of Dr. Weikel, Mr. Bélingard and Dr. Rubenstein, is responsible for ensuring that the Company adopts and implements procedures that require the Company’s employees to act in accordance with high ethical standards and to deliver high quality services. The Ethics and Quality Assurance Committee consisted of Dr. Weikel, Mr. Bélingard, Dr. Rubenstein and Mr. Watson on December 31, 2004.

        The Nominating and Corporate Governance Committee, consisting of Mr. Mittelstaedt, Ms. Lane, and Dr. Wallace, is responsible for assisting the Board by identifying individuals qualified to become Board members, consistent with criteria approved by the Board and by recommending to the Board the director nominees for the next annual meeting of stockholders; for developing and recommending to the Board a set of corporate governance principles applicable to the Company; for leading the Board in its annual review of the Board’s performance; and for recommending to the Board director nominees for each Board committee.

        During 2004, the Board of Directors held eight meetings, each in accordance with the Company’s By-Laws and applicable Delaware corporation law and acted three times by unanimous written consent. The Compensation Committee held eight meetings and acted three times by unanimous written consent; the Audit Committee held seven meetings; the Nominating and Corporate Governance Committee held three meetings and acted once by unanimous written consent; and the Ethics and Quality Assurance Committee held three meetings. During 2004, none of the directors attended fewer than 95% of the total meetings of the Board of Directors and the committees of which he or she was a member.

        On October 16, 2002, the Board of Directors began holding executive sessions without Company management or non-independent director participation. These sessions are generally held at each regularly scheduled meeting of the Board of Directors and at each special meeting upon the request of a majority of the independent directors attending the special meeting. The director presiding over each executive session is selected on a rotating basis, beginning with the Chair of the Audit Committee, followed by the Chairs of the Compensation Committee, the Ethics and Quality Assurance Committee, and the Nominating and Corporate Governance Committee. In 2004, the Board held five executive sessions.

        Members of the Board of Directors usually attend the annual meeting of stockholders. All of the independent directors (Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Wallace, Mr. Watson and Dr. Weikel and former director Dr. Powell) and Mr. Mac Mahon attended the 2004 annual meeting. The Company encourages the Board to attend the annual meeting of stockholders.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

        In October 2002, the Board adopted an updated set of Corporate Governance Guidelines (the “Guidelines”). The Guidelines address a number of topics, including director independence, Board and Committee self-assessment, retirement, evaluation of the Chief Executive Officer, composition of the Board and succession planning. The Nominating and Corporate Governance Committee reviews the Guidelines on a regular basis and any proposed additions or amendments to the Guidelines are submitted to the Board for its consideration.

        In December 2003, the Board adopted the Company’s updated Code of Business Conduct and Ethics (the “Code”). The Code is a code of business conduct and ethics applicable to all directors, officers and employees of the Company, including its Chief Executive Officer and its Chief Financial Officer, Controller and other senior financial officers. The Code sets forth Company policies and expectations on a number of topics, including but not limited to, conflicts of interest, confidentiality, compliance with laws (including insider trading laws), preservation and use of Company assets, and business ethics. The Code also sets forth procedures for communicating and handling any potential conflict of interest (or the appearance of any conflict of interest) involving directors or executive officers, and for the confidential communication and handling of issues regarding accounting, internal controls and auditing matters. The Company regularly reviews the Code and proposed additions or amendments to the Code are considered and subject to approval by the Board.

        In order to provide stockholders with greater knowledge regarding the Board’s processes, the Guidelines and the Code adopted by the Board of Directors are posted on the Company’s website at www.labcorp.com. In addition, any waivers or amendments to the Code will be posted on the Company’s website.

        The Company has carefully reviewed its Guidelines and Code and believes that they comply with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes.

Board Evaluation

        Each year, the Board conducts a self-assessment of its performance and effectiveness. This process commences with each director completing a Board Evaluation Questionnaire. This questionnaire was developed by the Nominating and Corporate Governance Committee and provides for a range of grades and trend indicators to be completed by each director, as well as written commentary.

        The collective ratings and comments of the directors are compiled and presented by the Chair of the Nominating and Corporate Governance Committee to the full Board for discussion, for the assessment of progress in the areas targeted for improvement a year earlier, and for the development of recommendations to enhance the Board’s effectiveness over the next year.

        In addition, each Board Committee conducted a self-evaluation of its performance for fiscal 2004, with performance criteria for each Committee developed on the basis of its purposes and mission, as set forth in its charter.

Identification and Evaluation Of Individual Director Candidates

        The Nominating and Corporate Governance Committee proposes a slate of directors for election by the Company’s stockholders at each Annual Meeting and appoints candidates to fill vacancies on the Board.

        When evaluating prospective candidates for director, including those nominated by stockholders, the Nominating and Corporate Governance Committee conducts individual evaluations against the criteria enumerated in the Company’s Corporate Governance Guidelines. These criteria include, but are not limited to personal and professional integrity; interest, capacity and willingness to serve the long-term interests of the Company’s stockholders; ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and Committee meetings; exceptional ability and judgment; and freedom from personal and professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders. The goal is to ensure that the Board composition reflects a balance of skills, experiences, diversity and expertise in the context of the Company’s business needs. Director candidates, other than sitting directors, may be interviewed by the Chairman of the Nominating and Corporate Governance Committee, other directors, the Chief Executive Officer and/or other members of senior management. The results of those interviews, as well as any other materials received by the Nominating and Corporate Governance Committee that the Committee deems appropriate, are considered by the Committee in making its recommendation to the Board.

        The Company paid a professional search firm to identify and assist the Nominating and Corporate Governance Committee in identifying, evaluating and conducting due diligence on potential nominees for board vacancies. Such firm identified, recommended and presented to the Nominating and Corporate Governance Committee two nominees in 2004, Arthur H. Rubenstein, MBBCh and Craig M. Watson. The Nominating and Corporate Governance Committee is authorized to engage one or more firms, at the Company’s expense, to provide similar services in the future.

        The Board recently assessed the characteristics and performance of the individual nominees standing for election and re-election to the Board at the 2004 Annual Meeting against these criteria, and, to the extent applicable, considered the impact of any change in the principal occupations of all directors during the last year. Upon completion of the individual director evaluation process, the Corporate Governance and Nominating Committee reported to the full Board its conclusions and recommendations for nominations to the Board, the results of which are reflected in this proxy statement.

        In addition to finding prospective candidates for director through a professional search firm, the Nominating and Corporate Governance Committee will consider properly submitted nominations for Board candidates made by stockholders. A stockholder may recommend a person for nomination to the Board at the 2006 annual meeting of stockholders by giving notice thereof and providing certain information set forth in the Company’s By-Laws, in writing, to the Corporate Secretary of the Company at 358 South Main Street, Burlington, NC 27215. Such nominations must be received no earlier than January 18, 2006 and no later than March 19, 2006. The By-laws may be obtained free of charge by writing to the Company’s Corporate Secretary.

Communications with the Board

        Stockholders may communicate with the Board by submitting written communications to Board of Directors, c/o Corporate Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. Documents submitted intended for a specific Board member should be addressed accordingly.

        All communications received in accordance with the above procedure will be reviewed initially by the Corporate Secretary, who will relay all such communications to the appropriate director or directors unless the Corporate Secretary determines that the communication:

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive;

•	is unduly hostile, threatening or illegal;

•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or of any of its committees; or

•	is otherwise not appropriate for delivery to the director(s).

        The Director or directors who receive any such communication has the discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or to one or more of its committees and whether or not a response to the person sending the communication is appropriate. Any response will be made through the Company’s Corporate Secretary in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

        The Nominating and Corporate Governance Committee, comprised entirely of independent, non-management directors, has reviewed and approved the process for compliance with Section 303A.02 of the NYSE Listing Standards and has been delegated the responsibility by the full Board of Directors for reviewing the effectiveness of these procedures from time to time and, as necessary, recommending changes.

Compensation of Directors

        Under the Company’s non-employee director compensation plan, directors who did not receive compensation as officers or employees of the Company received in 2004 an annual retainer of $40,000, payable in monthly installments, 50% of such annual retainer payable in cash and 50% payable in common stock pursuant to the 1995 Stock Plan for Non-Employee Directors (the “Director Plan”), a fee of $2,000 for each meeting of the Board of Directors or of any Committee thereof that they attended, and reimbursement of reasonable expenses incurred for attending any meeting. In 2004, Mr. Bélingard, Ms. Lane, Mr. Mittelstaedt, Dr. Wallace and Dr. Weikel each earned 488 shares of Common Stock under the Director Plan. Mr. Watson, Dr. Powell and Dr. Rubenstein each earned 295, 213 and 193 shares of Common Stock under the Director Plan, respectively in 2004. Dr. Powell ceased to receive compensation as a Director of the Company upon his retirement on May 12, 2004. An annual Committee Chair retainer of $10,000 in cash was paid in equal monthly installments throughout the year to the Chairperson of each of the Board of Directors’ Committees. Each non-employee director received a restricted stock award in 2004 with a Fair Market Value of $50,000, except Dr. Rubenstein, who received a prorated portion; the restricted stock awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date. As set forth in the 2000 Stock Incentive Plan, on the date of the Annual Meeting of Stockholders, non-employee directors were also automatically granted annual option awards in 2004 with respect to shares having a Fair Market Value equal to $77,000 at the time of grant ($50,000 present value), except Dr. Rubenstein, who received a prorated portion. The annual option awards vest in equal one-third increments over three years, beginning on the first anniversary of the grant date, and if unexercised, expire 10 years after the date of grant, subject to their earlier termination.

        No changes were proposed or made to the existing director’s compensation plan for 2005.

EXECUTIVE OFFICERS

        The following table sets forth as of the date hereof the Executive Officers of the Company.

Name	Age	Office
Thomas P. Mac Mahon	58	Chairman of the Board, President, and Chief Executive Officer
Wesley R. Elingburg	48	Executive Vice President, Chief Financial Officer, and Treasurer
William B. Haas	40	Executive Vice President of Sales and Marketing
David P. King	48	Executive Vice President of Strategic Planning and Corporate Development
Myla P. Lai-Goldman, M.D.	47	Executive Vice President, Chief Scientific Officer, and Medical Director
Richard L. Novak	64	Executive Vice President and Chief Operating Officer
Bradford T. Smith	51	Executive Vice President of Corporate Affairs, Chief Legal Officer, and Secretary

        Thomas P. Mac Mahon has served as Chairman of the Board and a director since April 28, 1996. Prior to such date and since April 28, 1995, he served as Vice Chairman and a director. Mr. Mac Mahon has been

President and Chief Executive Officer and a member of the Executive and Management Committees of the Company since January 1997. Mr. Mac Mahon was Senior Vice President of Hoffmann-La Roche from 1993 to January 1997 and President of Roche Diagnostics Group and a director and member of the Executive Committee of Hoffmann-La Roche from 1988 to December 1996. Mr. Mac Mahon is a director and Compensation Committee member of Express Scripts, Inc.

        Wesley R. Elingburg has served as Executive Vice President, Chief Financial Officer, and Treasurer since October 1996. Mr. Elingburg is a member of the Executive and Management Committees of the Company. Prior to October 1996, and since April 28, 1995, Mr. Elingburg was Senior Vice President-Finance. Mr. Elingburg is responsible for the day-to-day supervision of the finance functions of the Company, including Billing and Treasury functions. Previously, Mr. Elingburg served as Senior Vice President-Finance and Treasurer of RBL from 1988 through April 1995 and Assistant Vice President of Hoffmann-La Roche from 1989 until April 1995. On March 11, 2005, the Company announced that Mr. Elingburg will retire effective June 3, 2005.

        William B. Haas has served as Executive Vice President since January 2004. Mr. Haas oversees the Company’s sales and marketing operations including business alliances, managed care, connectivity, and new business development. He is a member of the Executive and Management Committees of the Company. Mr. Haas previously held positions as Senior Vice President, Northeast Division; Vice President, National Sales; and Regional Director, Atlanta since April 28, 1995 and has been with LabCorp since 1990. Mr. Haas served as a board member for Juvenile Diabetes Research Foundation from 2001 to 2004.

        David P. King has served as Executive Vice President since January 2004. Prior to this date and since his hire in September 2001, Mr. King was Senior Vice President, General Counsel and Chief Compliance Officer. Mr. King is responsible for strategic planning and corporate development and is a member of the Executive and Management Committees of the Company. Prior to joining the Company, he was a partner with Hogan & Hartson L.L.P. in Baltimore, Maryland from 1992 to 2001.

        Myla P. Lai-Goldman, M.D. has served as Executive Vice President, Chief Scientific Officer, and Medical Director since April 1998. Dr. Lai-Goldman is responsible for overseeing the Company’s Center for Molecular Biology and Pathology at the Company’s Research Triangle Park, NC facility; National Genetics Institute, Inc. in Los Angeles, CA; and Viro-Med Laboratories, Inc. in Minneapolis, MN. Dr. Lai-Goldman is Board Certified in anatomic and clinical pathology and serves as a member of the Executive and Management Committees of the Company. Dr. Lai-Goldman, who holds a medical degree from Columbia University, was named Senior Vice President of the Company in 1997 and has held the position of Medical Director for the Center for Molecular Biology and Pathology since 1991 (with RBL and subsequently the Company). Dr. Lai-Goldman joined RBL in 1990.

        Richard L. Novak has served as Executive Vice President and Chief Operating Officer of the Company since January 1999. Prior to this date and since his hire in March 1997, Mr. Novak served as Executive Vice President and oversaw the Company’s Eastern Operations which included the Mid-Atlantic, Northeast, South, Florida, and South Atlantic Divisions. Mr. Novak is a member of the Executive and Management Committees of the Company. Prior to joining the Company, Mr. Novak was employed by SmithKline Beecham Clinical Laboratories serving in a variety of senior management positions including Senior Vice President, U.S. Operations and President, International.

        Bradford T. Smith has served as Executive Vice President, Chief Legal Officer, and Secretary since September 2001 and previously as Executive Vice President, General Counsel, and Secretary since April 1995. He served as the Company’s Chief Compliance Officer from August 1996 to September 2001 and from January 2004 to present. Mr. Smith also oversees the Company’s Public Affairs, Human Resources, Law, Compliance, Audit and Risk Management operations. Mr. Smith is a member of the Executive and Management Committees of the Company. Previously, Mr. Smith served as Assistant General Counsel of Hoffmann-La Roche, Division Counsel of RBL and Assistant Secretary and member of RBL’s Senior Management Committee from 1988 until April 1995. Mr. Smith served as Assistant Secretary of Hoffmann-La Roche from 1989 until April 28, 1995 and as an Assistant Vice President of Hoffmann-La Roche during 1992 and 1993.

        Concurrent with Mr. Elingburg’s retirement on June 3, 2005, William B. Hayes will assume the duties of Executive Vice President and Chief Financial Officer.

EXECUTIVE COMPENSATION AND BENEFIT PLANS

Executive Compensation

The compensation paid by the Company during the years ended December 31, 2004, 2003, and 2002 to the Chief Executive Officer and the four other most highly compensated Executive Officers serving at year end is set forth below.

Summary Compensation Table

		Annual Compensation(1)(2)				Long-Term Compensation Awards
Name and Principal Position	Year	Salary(3)($)		Bonus(4)($)		Restricted Stock Awards(5)($)		Securities Underlying Options/SARs(6)(#)

Thomas P. Mac Mahon President and Chief Executive Officer	2004 2003 2002	$ $ $	885,375 845,625 825,000	$ $ $	1,586,654 1,297,910 1,463,671	$ $ $	— — 14,159,036	288,400 288,400 491,400

Richard L. Novak Executive Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	483,110 469,040 454,667	$ $ $	603,018 571,709 647,919	$ $ $	— — 6,653,110	135,400 135,400 230,800

Bradford T. Smith Executive Vice President, Chief Legal Officer, and Secretary	2004 2003 2002	$ $ $	416,950 399,750 387,500	$ $ $	518,774 458,321 503,623	$ $ $	— — 5,155,072	105,000 105,000 178,800

Wesley R. Elingburg Executive Vice President, Chief Financial Officer, and Treasurer	2004 2003 2002	$ $ $	416,950 399,750 387,500	$ $ $	500,002 424,236 480,763	$ $ $	— — 5,155,072	105,000 105,000 178,800

Myla P. Lai-Goldman Executive Vice President, Chief Scientific Officer, and Medical Director	2004 2003 2002	$ $ $	341,436 326,733 299,667	$ $ $	311,388 262,579 271,920	$ $ $	— — 2,468,548	50,400 50,400 85,800

(1)	No officer was paid other annual compensation in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported above.
(2)	Does not include amounts that may be received by Messrs. Mac Mahon, Elingburg and Smith under certain whole life insurance policies. Under the terms of the policies, Messrs. Mac Mahon, Elingburg and Smith, upon termination of their employment, may elect to continue coverage by paying the annual premium, elect to receive the cash value of the policy, or elect to receive a paid-up policy based on premiums paid through the end of the policy year. During the term of their employment, the policies are for the benefit of the Company.
(3)	Includes salary paid or accrued for each indicated year.
(4)	Includes bonus accrued or paid for each indicated year and other payments, excluding severance, made pursuant to employment agreements.
(5)	Represents the value of restricted stock awarded during the year indicated under the Company’s 2000 Stock Incentive Plan.

The total number of options indicated in this column for 2002 includes a special grant made to the Executive Officers. The restricted stock awards from this special grant have a four-year vesting period, with accelerated vesting of outstanding shares in percentages ranging from 33.3% to 100%, if certain predefined cumulative profitability targets are achieved as of December 31, 2003 for the years ended December 31, 2002 and 2003. The value of these special awards at the date of grant were: for Mr. Mac Mahon, 136,400 shares valued at $5,365,976; Mr. Novak, 64,000 shares valued at $2,517,760; Mr. Elingburg, 49,600 shares valued at $1,951,264; Mr. Smith, 49,600 shares valued at $1,951,264; and Dr. Lai-Goldman, 23,800 shares valued at $936,292. The regular restricted stock awards granted in 2002 have a six-year vesting period, with accelerated vesting of outstanding shares in percentages ranging from 33.3% to 100%, if certain predefined cumulative profitability targets are achieved as of December 31, 2004 for the years ended December 31, 2002, 2003, and 2004.

Aggregate outstanding restricted stock awards and their value at December 31, 2004 were: for Mr. Mac Mahon, 265,182 shares valued at $13,211,367; Mr. Novak, 123,369 shares valued at $6,146,244; Mr. Elingburg, 95,785 shares valued at $4,772,009; Mr. Smith, 95,785 shares valued at $4,772,009; and Dr. Lai-Goldman, 45,179 shares valued at $2,250,818. No dividends are paid on restricted stock awards during the restriction period.

(6)	Represents the number of stock options awarded during the year indicated under the Company’s 2000 Stock Incentive Plan.

The total number of options indicated in this column for 2002 includes a special grant made to the Executive Officers. The stock option awards from this special grant vest in equal one-third increments over a three year period, beginning on the first anniversary of the date of grant and if unexercised, expire 10 years after the date of grant, subject to their earlier termination. The number of securities underlying the special options awarded were: for Mr. Mac Mahon, 203,000 shares; Mr. Novak, 95,400 shares; Mr. Elingburg, 73,800 shares; Mr. Smith, 73,800 shares; and Dr. Lai-Goldman, 35,400 shares.

Restricted Stock Grants in 2004

        During 2004, no restricted stock grants were made to the Executive Officers named in the Summary Compensation Table.

Stock Option Transactions in 2004

        During 2004, the following grants were made under the 2000 Stock Incentive Plan to the Executive Officers named in the Summary Compensation Table:

Option/SAR Grants in 2004

Name	Number of Securities Underlying Options/SARs Granted(1)	Percentage of Total Options/SARs Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(2)
Thomas P. Mac Mahon	288,400	16%	$39.00	2/17/2014	$3,939,638
Richard L. Novak	135,400	8%	$39.00	2/17/2014	$1,849,607
Bradford T. Smith	105,000	6%	$39.00	2/17/2014	$1,434,335
Wesley R. Elingburg	105,000	6%	$39.00	2/17/2014	$1,434,335
Myla P. Lai-Goldman	50,400	3%	$39.00	2/17/2014	$688,481

(1)	For each grant of non-qualified options made in 2004, the exercise price is equivalent to the fair market value per share on the date of the grant as defined in the 2000 Stock Incentive Plan. The options will vest with respect to one-third of the option shares on the first anniversary of the date of grant and an additional one-third will vest on each of the second and third anniversaries of such date, subject to their earlier termination.

(2)	Valuation based upon the Black-Scholes option pricing model with the following assumptions: expected dividend yield 0.0%, volatility of 0.4721, risk-free interest rate of 3.54%, and an expected life of three years. Using the Black-Scholes option pricing model, the weighted average fair market value per share on February 19, 2004 was approximately $13.66.

The following chart shows, for 2004, the number of stock options exercised and the 2003 year-end value of the options held by the Executive Officers named in the Summary Compensation Table:

Aggregated Option/SAR Exercises in 2004

and Year-End 2004 Option/SAR Values

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities underlying Options/SARs at Year-End		Value of Unexercised In-the- Money Options/SARs at Year-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas P. Mac Mahon	143,466	$3,070,872	937,335	644,465	$14,104,707	$9,310,170
Richard L. Novak	328,041	$3,977,358	117,626	302,599	$854,502	$4,371,324
Bradford T. Smith	161,384	$2,114,469	104,548	234,600	$900,016	$3,389,258
Wesley R. Elingburg	183,951	$2,290,672	113,893	234,600	$997,951	$3,389,258
Myla P. Lai-Goldman	86,200	$1,297,886	57,200	112,600	$458,672	$1,626,760

(1)	Calculated using the actual December 31, 2004 closing price per common share on the NYSE Composite Tape of $49.82, less the applicable aggregate option exercise price of in-the-money options, multiplied by the number of unexercised in-the-money options that are exercisable and unexercisable, respectively. The reported amounts are prior to the payment of taxes incurred on the exercise and brokerage costs.

Equity Compensation Plan Information

        The following table summarizes our equity compensation plan information as of December 31, 2004. All equity compensation plans have been approved by Company shareholders, except in the case of equity compensation plans approved by shareholders of companies acquired by the Company as described in footnote (1) below.

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants and rights	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A		B	C
Equity compensation plans approved by Company shareholders (1)	6,207,009	(2)	$34.93	6,864,174.026	(3)

Equity compensation plans not approved by Company shareholders	—		—	—

(1)	Not included in this total are stock option awards from Dynacare, Inc. representing 276,990 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dynacare, Inc. Amended and Restated Employee Stock Option Plan, which were approved by Dynacare, Inc. shareholders when the plan was initially implemented. At December 31, 2004, there were options to purchase 99,229 shares of the Company’s common stock outstanding under this plan and the weighted-average exercise price of outstanding options was $22.67. The Company does not intend to issue new awards under this plan.

Also not included in this total are stock option awards from Dianon Systems, Inc., representing 690,116 shares of underlying common stock, which were assumed in connection with acquisition transactions by the Company. These options were issued under the Dianon Systems, Inc. 1996 Stock Incentive Plan; Dianon

Systems, Inc. 1999 Stock Incentive Plan; the Dianon Systems, Inc. 2000 Stock Incentive Plan; Dianon Systems, Inc. 2001 Stock Incentive Plan; and the UroCor Second Amended and Restated 1992 Stock Option Plan, which were approved by the Dianon Systems, Inc., and the UroCor, Inc. shareholders when the plans were initially implemented. At December 31, 2004, there were options to purchase 71,628 shares of the Company’s common stock outstanding under these plans and the weighted-average exercise price of outstanding options was $26.19. The Company does not intend to issue new awards under these plans.

(2)	Includes options to purchase shares outstanding under the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, the Laboratory Corporation of America Holdings 1994 Stock Option Plan, and the Laboratory Corporation of America Holdings 1988 Stock Option Plan.

(3)	Includes shares available for future issuance under the Laboratory Corporation of America Holdings 2000 Stock Incentive Plan, the Laboratory Corporation of America Holdings Amended and Restated 1999 Stock Incentive Plan, the Laboratory Corporation of America Holdings 1994 Stock Option Plan, the Laboratory Corporation of America Holdings 1997 Employee Stock Purchase Plan, and the Laboratory Corporation of America Holdings 1995 Stock Plan for Non-employee Directors.

Retirement Benefits and Savings Plan

        The following tables set forth the estimated annual retirement benefits payable at age 65 to persons retiring with the indicated average direct compensation and years of credited service, on a ten year certain and life annuity basis and prior to Social Security offset, under the Company’s Employees’ Retirement Plan, as supplemented by the Company’s Pension Equalization Plan.

Pension Plan Table(1)

        Thomas P. Mac Mahon, Richard L. Novak, Bradford T. Smith, Wesley R. Elingburg, and Myla P. Lai-Goldman

Five-year average Compensation(2)	10 Years(3)	15 Years(3)	20 Years(3)	25 Years(3)	30 Years(3)
$ 250,000	52,000	78,000	104,000	130,000	130,000
400,000	83,200	124,800	166,400	208,000	208,000
450,000	93,600	140,400	187,200	234,000	234,000
600,000	124,800	187,200	249,600	312,000	312,000
700,000	145,600	218,400	291,200	364,000	364,000
850,000	176,800	265,200	353,600	442,000	442,000
1,000,000	208,000	312,000	416,000	520,000	520,000

(1)	The Retirement Plan, as supplemented by the Pension Equalization Plan, is a defined benefit pension plan designed, in conjunction with the Company’s Pension Equalization Plan, to provide an employee having 25 years of credited service with an annuity equal to 52% of final average compensation less 50% of estimated individual Social Security benefits. The 25-year service requirement is effective January 1, 2004.

(2)	Highest consecutive five-year average base compensation during final ten years. No bonuses are considered. Compensation considered for this five-year average is reflected in the Summary Compensation Table under the heading “Salary.” Effective January 1, 2004, there is no longer a limit on the five-year average base compensation used to determine benefits in the Pension Equalization Plan.

(3)	Under the plans, the normal form of benefit for an unmarried participant is a life annuity with a guaranteed minimum payment for ten years (the “ten year certain and life annuity”). For a married participant, the normal form is a 50% joint and survivor annuity, which is actuarially equivalent to the normal form for an unmarried participant. The above tables are determined with regard to a ten year certain and life form of payment; thus, payment using a different form of payment, e.g. a 50% joint and survivor feature, would produce a different annual benefit.

        Credited service is defined generally as all periods of employment with the Company, a participating subsidiary or with National Health Laboratories, Inc. or its subsidiaries prior to 1992, or RBL or an affiliate, after attainment of age 21 and completion of one year of service (age 25 and completion of one year of service if hired before January 1, 1985). Effective January 1, 2004, the one year of service requirement and the minimum age requirement are waived under the Pension Equalization Plan. Final average compensation is defined as average annual base salary during the five consecutive calendar years in which base salary was highest out of the last ten calendar years prior to normal retirement age or earlier termination. The Employee Retirement Income Security Act of 1974, as amended, places certain maximum limitations upon the annual benefit payable under all qualified plans of an employer to any one individual. The limitation solely with respect to defined benefit pension plans was $165,000 for 2004 and will be subject to cost of living adjustments for future years. In addition, the Tax Reform Act of 1986 limits the amount of compensation that can be considered in determining the level of benefits under qualified plans. The applicable limit for 2004 was $205,000. The Company believes that, with respect to certain employees, annual retirement benefits computed in accordance with the Retirement Plan’s benefit formula may be greater than those which would be provided with regard to such qualified plan limitation. The Company’s non-qualified, unfunded, Pension Equalization Plan is designed, in part, to provide for the payment of the difference, if any, between the amount of such maximum limitation and the annual benefit that would be payable under the Retirement Plans but for such limitation.

        As of January 1, 2005, credited years of service under the Pension Equalization Plan for the following individuals are: Mr. Mac Mahon—8.0 years, Mr. Elingburg—24.7 years, Mr. Smith—23.0 years, Dr. Lai-Goldman—14.5 years, and Mr. Novak—7.9 years.

Compensation Plans and Arrangement

        On April 17, 1996, the Board of Directors approved the Master Senior Executive Severance Plan (the “Severance Plan”), which provides severance payments to certain key employees. The Severance Plan provides for severance payments of three times annual salary and targeted bonus then in effect for a change in control (as defined in the Severance Plan) and two times annual salary and targeted bonus then in effect for all other qualifying terminations for the President and Chief Executive Officer and the Executive Vice Presidents of the Company. The Severance Plan also provides severance payments of one times annual salary and targeted bonus then in effect for Senior Vice Presidents upon the occurrence of a qualifying termination. Qualifying termination is generally defined as involuntary termination without cause or voluntary termination with Good Reason, as defined. “Good Reason” is defined as a reduction in base salary or targeted bonus as a percentage of salary, relocation to an office location more than 75 miles from the employee’s current office without consent of the employee, a material reduction in job responsibilities or transfer to another job without the consent of the employee. Good Reason does not include a reduction in base salary or targeted bonus where such reduction is pursuant to a Company-wide reduction of base salaries and/or targeted bonuses. In addition, the Severance Plan may not be amended or terminated within 36 months following a change in control, as defined.

        On December 12, 2001, the Board of Directors approved the Company’s Deferred Compensation Program under which certain of the Company’s executives may elect to defer all or a portion of their annual Management Incentive Bonus and/or up to 50% of their annual base compensation. The Company has made appropriate amendments to this nonqualified deferred compensation plan to comply with the applicable legal and regulatory requirements of the American Jobs Creation Act of 2004.

        On May 6, 2004, the Board of Directors approved the Senior Executive Transition Policy (the “Transition Policy”), which sets forth the policy regarding the treatment of awards made under the Company’s stock incentive plans to certain senior executives in the event of a voluntary termination before age 65.

Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors (for the purposes of this section, the “Committee”), comprised entirely of independent directors, reviews and recommends to the full Board for its approval compensation and benefit policies and objectives; determines whether officers, directors and employees are compensated according to these policies and objectives; and carries out the board’s responsibilities relating to the compensation of executives and directors as described above under “Item One: Election of Directors.” The charter of the Compensation Committee was last amended on December 10, 2003, and is attached hereto as Annex II.

        The Committee retains an independent, outside compensation consultant to assist in evaluating the Company’s executive compensation programs. The consultant reports directly to the Committee. The use of the independent consultant provides additional assurance that the Company’s programs are reasonable and consistent with the Company’s objectives. In late 2004, a comprehensive review of the Company’s current compensation strategy and long-term incentive program was conducted to ensure alignment with best practices, support of the Company’s business strategy and continued support of the interests of the Company’s shareholders.

        During 2004, the Committee held eight meetings to review and evaluate executive and director compensation and benefit programs, including information provided to the Company by its independent compensation and benefit consultants.

        Executive Officer Compensation Policies.    The Committee’s executive compensation policies are designed to (a) attract and retain the best individuals critical to the success of the Company, (b) motivate and reward such individuals based on corporate, business unit and individual performance, and (c) align executives’ and stockholders’ interests through equity-based incentives.

        Compensation for executives is based on the following principles: variable compensation should comprise a significant part of an executive’s compensation, with the percentage at-risk highest for the executive officers; both compensation opportunities provided to executive officers and the realizable values of those opportunities should significantly vary with performance achievements; an emphasis on stock-based compensation aligns the long-term interests of executive officers and stockholders; compensation opportunities for executive officers must be evaluated against those offered by companies similar in size and scope of operations; and differences in executive compensation within the Company should reflect varying levels of responsibility and/or performance.

        A key reference in determining the overall levels of executive officer compensation is an assessment of pay practices within a group of public companies in the health care services industries that engage in diagnostics and genomic research that are comparable in size and scope to the Company (the “peer group”). Companies in the peer group were selected by the Committee based on recommendations from the Committee’s independent compensation and benefit consultants. Some of these companies are included in the peer group used for stock price comparisons (see “Common Stock Performance” below).

        The Company provides its executive officers with perquisites that the Company believes to be competitive and consistent with the Company’s overall executive compensation objectives. These perquisites include: car allowance, financial counseling, personal umbrella liability insurance, enhanced LTD insurance, health checkup allowance, home security system allowance and club membership allowance. These perquisites are not included in the Summary Compensation Table as the aggregate value is less than $50,000.

        2004 Executive Officer Compensation. There are three components to the Company’s executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. The more senior the position, the greater the portion of total compensation that varies with performance results.

        Base salaries are set by the Committee and are designed to be competitive with the peer group companies described above. Generally, the Committee has targeted salary levels of the executive officers at the median of peer group practices, with any variations reflecting the individual’s job experience and responsibility. Annual changes in base salaries are based on the peer group’s practices, the Company’s performance, the individual’s performance, and increases in cost of living indexes. For 2004, the average salary increase for executive officers was 6 percent.

        Under the Company’s Management Incentive Bonus Plan, originally adopted by the stockholders in 1995, annual incentive compensation for executive officers is paid in the form of a cash bonus. Earned bonus amounts generally are based on the attainment of specific performance goals, which were approved by the Chair of the Committee at the beginning of the 2004. The primary measures used for executive officer bonuses in 2004 were earnings before interest, taxes, depreciation and amortization (“EBITDA”), days sales outstanding, revenue growth, and certain other specific measures. Each executive officer has a target bonus expressed as a percentage of salary. The Committee generally sets bonus opportunities so that total cash compensation for Executive Officers will approximate the peer group’s 75th percentile if performance results warrant such an outcome.

        The Company’s annual performance in 2004 generally met the goals set by the Committee for the year, resulting in bonuses for executive officers that were generally above the target amount (see “Summary Compensation Table” for amounts paid to certain executive officers under the plan). These bonuses were more than the bonuses earned by the executive officers for 2003.

        Long-term incentive compensation is provided through the granting of stock options and restricted stock under the Company’s Stock Option Plans. The Committee believes that grants of stock options and restricted stock align stockholder and executive officer interests and serve as an effective retention tool. Generally, the Committee approves stock option grants at the beginning of the year with the size of grants determined by each executive officer’s level of responsibility after comparison to the equity grant practices of the peer group. Competitive grant practices are evaluated in terms of both annualized expected value and percentage of common shares outstanding, and the size of grants to Company executive officers reflect the Committee’s evaluation of the Company’s performance as compared to the peer group. As provided in the Company’s Stock Option Plans, stock options are granted with an exercise price equal to the Fair Market Value (as defined in the Company’s Stock Option Plans) per share on the date of grant. In 2002, the Committee set fixed share guidelines for the period 2002 through 2004.

        No restricted awards were made to the executive officers during 2004. The Committee made a one-time grant of restricted stock awards in 2002 that represented the entire restricted stock opportunity for executive officers for the three-year period from 2002 through 2004 in order to remove the issues related to the volatility of the Company’s share price in determining the size of the grants on an annual basis. Grants of restricted stock will vest on the sixth anniversary of grant. The award also provides for accelerated vesting of the restricted shares granted in 2002 if certain predefined profitability targets are achieved as of December 31, 2004.

        The mix between stock options and restricted stock is such that a majority of the expected value is delivered through the granting of stock options. No stock option or restricted stock awards are made in the absence of satisfactory performance, which is evaluated by the Committee based on the executive’s individual contribution to the long-term health and growth of the Company.

        2004 Chief Executive Officer Compensation. The Committee reviewed Mr. Mac Mahon’s base salary, annual incentive and long-term incentive compensation in the same manner as described above for other Executive Officers. The Committee increased Mr. Mac Mahon’s base salary from $849,750 in 2003 to $892,500 in 2004.

        The Committee believes that Mr. Mac Mahon’s leadership and individual performance have significantly contributed to the achievement of remarkable growth in earnings and stockholder value for the Company during his tenure as CEO. Mr. Mac Mahon’s annual target bonus opportunity during 2004 was 150 percent of salary, the same as in 2003. Based on the Company’s performance achievements during 2004, Mr. Mac Mahon received an annual bonus payment that was approximately 178% percent of his 2004 salary. This represented an increase of approximately 22% percent from his 2003 earned bonus amount and resulted in total cash compensation for 2004 that was approximately 15% more than his total cash compensation for 2003. As for the other Executive Officers, this result reflected that while the Company generally met the goals for 2003, performance results more significantly exceeded the Committee’s goals in 2004.

        The majority of Mr. Mac Mahon’s compensation opportunity for 2004 was delivered through equity-based vehicles linked directly to the interests of stockholders. In 2004, Mr. Mac Mahon received an annual grant of 288,400 stock options, the same number of options awarded in 2003, and no restricted stock award. The Committee determined the size of these grants after reviewing competitive equity grants to peer group CEOs and they reflect the Committee’s assessment that the performance of both the Company and Mr. Mac Mahon continue to be outstanding. The stock options will vest in equal one-third increments over a three-year period beginning on the first anniversary of the grant date and if unexercised, will expire ten years from the date of grant, subject to their earlier termination.

        Limit on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the corporate federal income tax deduction for certain “non-performance based” compensation paid to the chief executive officer and each of the four highest paid employees of public companies to $1 million per year. The Committee has carefully considered the Corporation’s executive compensation program in light of the applicable tax rules. Accordingly, the Company’s 2000 Stock Incentive Plan has been structured to meet the requirements of Section 162(m), and stockholders last approved the Plan in 2002. However, the Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, the Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Company and its stockholders.

THE COMPENSATION COMMITTEE

Jean-Luc Bélingard, Chairman
Andrew G. Wallace
M. Keith Weikel

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are set forth in the preceding section. There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the 2004 fiscal year, formerly officers of the Company, or had any relationship otherwise requiring disclosure hereunder.

COMMON STOCK PERFORMANCE

        The Company’s common stock is traded on the New York Stock Exchange, Inc. (the “NYSE”). The graph below shows the cumulative total return assuming an investment of $100 on December 31, 1999 in each of the Company’s common stock, the Standard & Poor’s (the “S&P”) Composite-500 Stock Index, the S&P 400 Health Care Index (the “Peer Group”) and that all dividends were reinvested.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004
Laboratory Corporation of America Holdings	$100	$477	$439	$252	$401	$540
S&P 500 Index	$100	$91	$80	$62	$80	$89
S&P 400 Health Care Index	$100	$153	$145	$115	$167	$192

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

        The following table sets forth as of March 31, 2005, the total number of shares of Common Stock beneficially owned, and the percent so owned, by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (iii) the officers named in the “Summary Compensation Table” set forth above, and (iv) all current directors and Executive Officers as a group. The number of shares owned are those “beneficially owned,” as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to the shares beneficially owned by them as set forth opposite their respective names.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Chieftain Capital Management, Inc. 12 East 49th Street New York, New York 10017	8,229,361	(1)	5.9%
Thomas P. Mac Mahon	1,712,181	(2,3)	1.2
Jean-Luc Bélingard	28,148	(2,3)	*
Wendy E. Lane	28,584	(2,3)	*
Robert E. Mittelstaedt, Jr.	17,869	(2,3)	*
Arthur H. Rubenstein	1,306	(2,3)	*
Andrew G. Wallace	19,850	(2,3)	*
Craig M. Watson	2,053	(2,3)	*
M. Keith Weikel	4,836	(2,3)	*
Wesley R. Elingburg	284,338	(2,3)	*
Myla P. Lai-Goldman	181,052	(2,3,4)	*
Richard L. Novak	318,416	(2,3)	*
Bradford T. Smith	273,425	(2,3)	*
All directors and Executive Officers as a group (14 persons)	2,998,392	(2,3)	2.2%

*	Less than 1%
(1)	As reported on Schedule 13G filed with the SEC on February 14, 2005, on behalf of Chieftain Capital Management, Inc. (“Chieftain”). Chieftain is a registered investment advisor with shared voting power for 8,229,361 of the above listed shares.
(2)	Beneficial ownership by directors and officers of the Company includes shares of Common Stock, which such officers have the right to acquire upon the exercise of options which either are vested or which may vest within 60 days of March 31, 2005. The number of shares of Common Stock included in the table as beneficially owned which are subject to such options is as follows: Mr. Mac Mahon—1,293,401; Mr. Elingburg—181,000; Dr. Lai-Goldman—119,400; Mr. Novak—180,534; Mr. Smith—164,600; Mr. Bélingard—9,718; Ms. Lane—9,718; Mr. Mittelstaedt—9,718; Dr. Rubenstein—0; Dr. Wallace—8,346; Mr. Watson—662; Dr. Weikel—1,344, all directors and Executive Officers as a group—2,067,108.
(3)	Includes shares of Restricted Common Stock. The number of shares of Restricted Common Stock included in the table is as follows: Mr. Mac Mahon—176,230; Mr. Elingburg—52,691; Mr. Novak—75,807; and Mr. Smith—59,441; Dr. Lai-Goldman—31,056; Mr. Bélingard—2,385; Ms. Lane—2,385; Mr. Mittelstaedt—2,385; Dr. Rubenstein—1,010; Dr. Wallace—2,385; Mr. Watson—1,288; Dr. Weikel—2,174, all directors and Executive Officers as a group—432,370.
(4)	Includes 2,000 shares of common stock held by Dr. Lai-Goldman’s daughter. Dr. Lai-Goldman disclaims beneficial ownership of the 2,000 shares of common stock held in her daughter’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires the Company’s Executive Officers, directors and persons who own more than 10% of the Company’s equity securities to file reports on ownership and changes in ownership with the SEC and the securities exchanges on which its equity securities are registered. Additionally, SEC regulations require that the Company identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge, based on written representations of its directors and officers and on a review of reports furnished to it, all Section 16(a) filing requirements applicable to its Executive Officers, directors and more than 10% beneficial owners were complied with except the following: Craig M. Watson inadvertently failed to report in a timely manner open market purchase and sale transactions made on August 4, 2004 (purchase of 143 shares), August 11, 2004 (sale of 286 shares), October 14, 2004 (sale of 79 shares), November 15, 2004 (sale of 38 shares), and December 2, 2004 (sale of 35 shares). Mr. Watson filed on January 5, 2005, a Form 4 reporting the aforementioned transactions.

ITEM TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to audit the accounts of the Company for the year ending December 31, 2005. For the year ended December 31, 2004, the Company’s accounts were audited by PricewaterhouseCoopers.

        PricewaterhouseCoopers’s report on the financial statements of the Company for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        To the knowledge of management and the Audit Committee, in connection with the audit of the Company’s financial statements for the year ended December 31, 2004, there were no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the matter in its reports.

        Representatives of PricewaterhouseCoopers will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        Stockholder ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of PricewaterhouseCoopers as the Company’s independent accountants for the year ending December 31, 2005, the Audit Committee will consider whether to retain that firm for such year.

Principal Accountant Fees and Services

        Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers as of or for the years ended December 31, 2004 and 2003, were:

	2004	2003
Audit Fees	$1,186,000	$664,469
Audit Related Fees	58,000	39,946
Tax Fees	3,000	2,100
All Other Fees	—	—

Total	$1,247,000	$706,515

        The Audit Fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered (including reimbursement for out-of-pocket expenses) for the audits of the consolidated financial statements of the Company ($1,154,000 and $585,000) and the issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the SEC ($32,000 and $79,469). In 2004, audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

        The Audit Related Fees for the year ended December 31, 2004 and 2003 were primarily for accounting consultations and for Section 404 pre-attestation advisory work.

        Tax Fees for the years ended December 31, 2004 and 2003, respectively, were for services related to tax compliance, tax planning and tax advice.

        No amounts were paid for All Other Fees for the years ended December 31, 2004 and 2003, which would be for any services not included in the first three categories, including fees for software implementation/maintenance services, among others.

        The Audit Committee has considered the other services rendered and believes that they are compatible with PricewaterhouseCoopers remaining independent.

        The Audit Committee must approve, in advance, the provision by the Company’s independent registered public accounting firm of all services, whether or not related to the audit. All of the services for which fees were paid as described in the above table were pre-approved by the Audit Committee.

        The Board of Directors of the Company recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for 2005.

AUDIT COMMITTEE’S REPORT

        The Audit Committee of the Board of Directors, comprised entirely of non-management directors, held seven meetings during 2004. The Board of Directors considered the “independence” and “financial literacy” of each of the Audit Committee members, as set forth under the rules of the Listing Standards and the SEC and has concluded that its Audit Committee members satisfy the current requirements of the Listing Standards and the SEC. The Audit Committee of the Board of Directors further concluded that Wendy E. Lane is the “audit committee financial expert” as defined by SEC rules and has the “accounting or related financial management expertise” required by the Listing Standards.

        The charter of the Audit Committee was last amended on December 7, 2004 and is attached hereto as Annex I.

        The Audit Committee met with the independent public accountants, management, and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee reviewed the performance and fees of the independent public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Audit Committee discussed with the independent public accountants their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates and other communications required by Statement of Accounting Standards No. 61, Communications with Audit Committees, as amended by SAS No. 90 Audit Committee Communications. The Audit Committee discussed with and received a letter from the independent public accountants confirming their independence, as required by Independence Standards Board Standard No. 1. Both the independent public accountants and the internal auditors had full access to the Audit Committee, including regular meetings without management present. Additionally, the Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K for filing with the SEC.

        As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2004 by PricewaterhouseCoopers LLP, the Company’s independent public accountants, is compatible with maintaining the accountant’s independence and has determined that such services are compatible. See “Item Four: Ratification of Independent Registered Public Accounting Firm.”

        Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and the Board determine. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on (a) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (b) the representations of the independent auditors appearing in the auditor’s report on the Company’s financial statements.

THE AUDIT COMMITTEE

Wendy E. Lane, Chairman
Robert E. Mittelstaedt, Jr.
Craig M. Watson
Arthur H. Rubenstein

Incorporation by Reference

        The Compensation Committee Report on Executive Compensation and the Audit Committee’s Report (including reference to the independence of the Audit Committee members) and the Common Stock Performance Graph are not deemed filed with the U.S. Securities and Exchange Commission and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities & Exchange Act of 1933, as amended, or the Securities & Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS

        Under the rules and regulations of the SEC as currently in effect, any holder of at least $2,000 in market value, or 1% of Common Stock held continuously for at least one year by the date of the proposal submitted, who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2006 must transmit that proposal (along with his name, address, the number of shares of Common Stock that he holds of record or beneficially, the dates upon which the securities were acquired and documentary support for a claim of beneficial ownership) in writing as set forth below. Such holder must continue to hold his Common Stock through the date of the meeting. Proposals of stockholders intended to be presented at the next annual meeting must be received by Bradford T. Smith, Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215, no later than December 10, 2005.

        Regarding stockholder proposals intended to be presented at the 2006 Annual Meeting but not included in the Company’s proxy statement, stockholders must give the Company notice not later than February 25, 2006 of their proposals in order to be considered timely under applicable SEC rules. Notice shall be given in the form and manner described in the paragraph above. The persons named as proxies in the enclosed proxy card may vote in their discretion on any proposals for which timely notice is not received in the manner described above.

        Holders of Common Stock who want to have proposals submitted for consideration at future meetings of stockholders should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

HOUSEHOLDING

        As permitted by the Exchange Act, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this proxy statement and annual report unless one or more of these stockholders provides notification of their desire to receive individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

        If you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our transfer agent (in writing: American Stock Transfer and Trust Company, Shareholder Services, 6201 Fifteenth Avenue, Brooklyn, NY 11219; by telephone: 800-937-5449) with the names in which all accounts are registered.

        If you participate in householding and wish to receive a separate copy of the 2004 annual report or this Proxy Statement, or if you wish to receive separate copies of future annual reports or proxy statements, please contact American Stock Transfer and Trust Company at the above address or phone number. We will deliver the requested documents to you promptly upon your request.

        Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

        You may also obtain an on-line version of the proxy statement at www.labcorp.com.

ADDITIONAL INFORMATION

        The Company will make available a copy of the Annual Report on Form 10-K for the year ended December 31, 2004 and any quarterly reports on Form 10-Q filed thereafter, without charge, upon written request to the Secretary, Laboratory Corporation of America Holdings, 358 South Main Street, Burlington, North Carolina 27215. Each such request must set forth a good faith representation that, as of the Record Date (March 31, 2005), the person making the request was a beneficial owner of Common Stock entitled to vote.

        In order to ensure timely delivery of such document(s) prior to the annual meeting, any request(s) should be submitted promptly to the Company.

OTHER BUSINESS

        The Company knows of no other matters which may come before the Annual Meeting. However, if any such matters properly come before the Annual Meeting, the individuals named in the proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford T. Smith

Secretary

April 13, 2005

ANNEX I

AUDIT COMMITTEE CHARTER

Purpose

        The Audit Committee is appointed by the Board to be directly responsible for the selection, appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and to assist in Board oversight of (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors and (4) the performance of the Company’s internal audit functions and independent auditors.

Committee Membership

        The Audit Committee shall consist of no fewer than three members of the Board all of whom shall meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable rules and regulations. At all times at least one member of the Audit Committee shall be a “financial expert” within the meaning of SEC Regulation S-K Item 401(h) and other applicable rules and regulations of the Securities and Exchange Commission. Members of the audit committee may not simultaneously serve on the audit committee of more than three public companies, including the Company’s.

        The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1. The Audit Committee shall have the sole authority to select and submit to shareholders for their approval the independent auditors to be retained by the Company, approve the compensation of the independent auditors, and be directly responsible, and have the sole authority, for the discharge or replacement of the independent auditors.

2. The Audit Committee shall approve in advance the provision by the independent auditors of all services whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors retained by the Company for the purpose of rendering or issuing an audit report.

3. The Audit Committee shall review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” the adequacy of internal controls that could significantly affect the Company’s financial statements, any material correcting adjustments that have been identified by the independent auditor, whether or not made, any material off-balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees.

4. The Audit Committee shall review analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments and critical accounting policies and practices in connection with the preparation of the company’s financial statements and the ramifications of the use of alternative disclosures and treatments, the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

5. The Audit Committee shall review with management and the independent auditors the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The Audit Committee shall also discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. The Audit Committee shall (a) review policies and procedures with respect to Company transactions in which officers or directors have an interest, including when their review is requested by management or the independent auditors, (b) review policies and procedures with regard to officers’ expense accounts and perquisites, including their use of corporate assets and (c) consider the results of any review of these areas by the internal audit staff or independent auditors. The Audit Committee shall review all related party transactions and similar matters.

7. The Audit Committee shall meet periodically with management, internal audit staff and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shall also review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

8. The Audit Committee shall review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

9. The Audit Committee shall receive periodic reports, at least annually, from the independent auditor regarding the auditors’ independence, the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditors and the Company, discuss such reports with the auditor, and take appropriate action on any disclosed relationship to satisfy itself of the auditor’s independence. The Audit Committee will also establish clear hiring policies for employees or former employees of the independent auditor.

10. The Audit Committee shall evaluate the performance of the independent auditor and, if so determined by the Audit Committee, have the exclusive authority to terminate and replace the independent auditors (subject, if deemed appropriate, to shareholder ratification).

11. The Audit Committee shall review the appointment and replacement of the senior internal auditing executive.

12. The Audit Committee shall review the significant reports to management prepared by the internal auditing department and management’s responses thereto and review with the independent auditor any audit problems or difficulties and management’s responses thereto.

13. The Audit Committee shall meet with the independent auditor prior to the audit to review the planning and staffing of the annual audit and other examinations of the Company’s quarterly, annual and other financial information. The Audit Committee shall also review with internal audit staff and the independent auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of internal and external audit resources.

14. The Audit Committee shall obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15. The Audit Committee shall obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Conduct.

16. The Audit Committee shall review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to any such problems or difficulties and to any management letter and shall be responsible for resolving disagreements between management and the independent auditor other than regarding financial reporting. Such review should include:

(a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b) Any changes required in the planned scope of the internal audit.

(c) The internal audit department responsibilities, budget and staffing, the independent auditor’s assessment of the adequacy of the Company’s internal control structure and procedures of the Company for financial reporting.

17. The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and shall receive the information to be provided by the independent auditors for inclusion in the proxy statement, including information regarding fees relating to the audit.

18. The Audit Committee shall establish clear hiring policies for employees or former employees of the independent auditors.

19. The Audit Committee shall meet with the Chief Executive and Chief Financial Officers of the Company and review with them the content of the certifications made by them as to the accuracy and completeness of the Company’s SEC filings.

20. The Audit Committee shall advise the Board with respect to the Company’s accounting policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct.

21. The Audit Committee shall review with the Company’s Chief Legal Officer legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from external counsel, regulators or governmental agencies.

22. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23. The Audit Committee shall meet periodically with the chief financial officer and the members of management, the senior internal audit executive and the independent auditors, in separate executive sessions.

24. The Audit Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

25. The Audit Committee shall make reports to the Board at the next regularly scheduled meeting following the meeting of the Audit Committee accompanied by any recommendation to the Board.

26. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

27. The Audit Committee shall annually review its own performance.

28. The Audit Committee shall have the authority to engage, and obtain advice and assistance from outside legal, accounting and other advisers, and the Company shall provide appropriate funding therefor and for ordinary administrative expenses of the Audit Committee, as determined by the Audit Committee.

29. The Audit Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements on financial reporting matters, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

ANNEX II

COMPENSATION COMMITTEE CHARTER

Purpose

        The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s Chief Executive Officer (“CEO”) and other executive officers, and to consider, recommend, administer and implement the Company’s incentive-compensation plans and equity-based plans.

        The Compensation Committee is also responsible for preparing a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, in accordance with applicable rules and regulations.

Committee Membership

        The Compensation Committee shall consist of no fewer than three members of the Board. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange and any other legal requirements relevant to the proper administration of the Company’s executive compensation program, including requirements under the federal securities laws and the Internal Revenue Code of 1986.

        The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Compensation Committee members may be removed and replaced by the Board, but all replacements shall be made on the recommendation of the Nominating and Corporate Governance Committee.

Committee Powers, Authority, Duties and Responsibilities

1. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of CEO or other executive officer compensation, including the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or outside legal, accounting or other advisors.

2. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies and the awards given to the CEO in past years, and may consider such other factors as it deems necessary or advisable.

3. The Compensation Committee shall annually and at the time of any new executive hire review and approve, for the CEO, his compensation and related employment agreements.

4. The Compensation Committee shall annually and at the time of any new executive hire review and recommend to the Board for its approval, his or her compensation and related employment agreements. To the extent appropriate or necessary to comply with any federal securities or tax law requirements, such as Rule 16b-3 of the Securities Exchange Act of 1934, or Section 162 (m) of the Internal Revenue Code of 1986, the Board may delegate exclusive authority to the Compensation Committee to approve or ratify elements of compensation of executive officers.

5. The Compensation Committee shall annually review and approve director compensation, taking into consideration the value of items such as meeting fees, retainer payments, and incentive awards at comparable companies. The Committee may consider such other factors as it deems necessary or advisable in setting the director compensation.

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6. The Compensation Committee shall consider, recommend, administer and implement the Company’s incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees of the Company and its subsidiaries may be participants, including, but not limited to, (a) approving option grants and restricted stock or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

7. The Compensation Committee shall annually assess the desirability of proposing and make recommendations to the Board with respect to any new incentive-compensation plans and equity-based plans and any increase in shares reserved for issuance under existing equity plans.

8. The Compensation Committee shall prepare a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, in accordance with applicable rules and regulations.

9. The Compensation Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

10. The Compensation Committee shall make reports to the Board at the next regularly scheduled meeting following the meeting of the Compensation Committee.

11. The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

12. The Compensation Committee shall annually review its own performance.

13. The Compensation Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

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ANNEX III

ETHICS AND QUALITY ASSURANCE COMMITTEE CHARTER

Purpose

        The Ethics and Quality Assurance Committee is appointed by the Board to assist the Board in ensuring that the Company adopts and implements procedures that require the Company’s employees to act in accordance with high ethical standards and to deliver high quality services.

Committee Membership

        The Ethics and Quality Assurance Committee shall consist of no fewer than three members of the Board.

         The members of the Ethics and Quality Assurance Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Ethics and Quality Assurance Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1. The Ethics and Quality Assurance Committee shall have the authority to engage and obtain advice and assistance from internal or outside legal, accounting or other advisors and the Company shall provide appropriate funding therefore as determined by the Ethics and Quality Assurance Committee.

2. The Ethics and Quality Assurance Committee shall annually review and reassess the adequacy of the Company’s Code of Business Practices, Corporate Integrity Program and other compliance programs and policies and shall recommend any proposed changes to the Board for approval.

3. The Ethics and Quality Assurance Committee shall receive notice of all complaints and allegations relating to the Company’s operations received by the Company, through its anonymous complaint procedure or otherwise, that are deemed to be material by the Chief Compliance Officer, and management shall consult with members of the Ethics and Quality Assurance Committee regarding the resolution of all such material complaints and allegations. The Ethics and Quality Assurance Committee will not deal with any complaints regarding accounting or auditing matters which are material matters that the Audit Committee shall be responsible for.

4. The Ethics and Quality Assurance Committee shall be responsible for reviewing the Company’s processes for assuring excellent performance and meeting quality performance benchmarks.

5. The Ethics and Quality Assurance Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

6. The Ethics and Quality Assurance Committee shall make reports to the Board at its next regularly scheduled meeting following the meeting of the Ethics and Quality Assurance Committee accompanied by any recommendation to the Board.

7. The Ethics and Quality Assurance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

8. The Ethics and Quality Assurance Committee shall annually review its own performance.

9. The Ethics and Quality Assurance Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

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ANNEX IV

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purpose

        The Nominating and Corporate Governance Committee is appointed by the Board (1) to assist the Board by identifying individuals qualified to become Board members, and by recommending to the Board the director nominees for the next annual meeting of stockholders; (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Company; (3) to lead the Board in its annual review of the Board’s performance; and (4) to recommend to the Board director nominees for each Board committee.

Committee Membership

        The Nominating and Corporate Governance Committee shall consist of no fewer than three members of the Board all of whom shall meet the independence requirements of the New York Stock Exchange and applicable rules and regulations.

        The members of the Nominating and Corporate Governance Committee shall be appointed by the Board. Nominating and Corporate Governance Committee members may be removed and replaced by the Board.

Committee Powers, Authority, Duties and Responsibilities

1. The Nominating and Corporate Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, including the sole authority to approve the search firm’s fees and other retention terms. The Nominating and Corporate Governance Committee shall also have the authority to obtain advice and assistance from internal or outside legal, accounting or other advisors.

2. The Nominating and Corporate Governance Committee shall establish criteria for the selection of new directors, evaluate the qualifications of potential candidates for director, including any nominees submitted by stockholders under and in accordance with the provisions of the Company’s Bylaws, and recommend to the Board the nominees for election at the next annual meeting or any special meeting of stockholders and any person to be considered to fill a Board vacancy or a newly created directorship resulting from any increase in the authorized number of directors.

3. The Nominating and Corporate Governance Committee shall oversee the orientation and training of newly elected directors and continuing education for all Board members.

4. The Nominating and Corporate Governance Committee shall annually recommend to the Board director nominees for each Board committee, taking into account the listing standards of the New York Stock Exchange and applicable laws, rules and regulations, including, with respect to the Compensation Committee, whether Compensation Committee members meet the definitions of (a) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (b) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Nominating and Corporate Governance Committee shall also advise the Board on removal of any Board committee members.

5. The Nominating and Corporate Governance Committee shall receive comments from all directors and report annually to the Board on an assessment of the Board’s performance, to be discussed with the Board following the end of each fiscal year. The Nominating and Corporate Governance Committee together with the Compensation Committee shall also establish and oversee an annual performance evaluation of management.

6. The Nominating and Corporate Governance Committee shall review and reassess the adequacy of the corporate governance principles of the Company annually and recommend any proposed changes to the

IV-1

Board for approval, including any changes in director fees and qualifications, the size of the Board, director responsibilities for preparation for and attendance at Board meetings and management succession planning.

7. The Nominating and Corporate Governance Committee shall be responsible for ensuring that executive sessions of the Board are held regularly.

8. The Nominating and Corporate Governance Committee may form and delegate authority to subcommittees if determined to be necessary or advisable.

9. The Nominating and Corporate Governance Committee shall make reports to the Board at its next regularly scheduled meeting following the meeting of the Nominating and Corporate Governance Committee accompanied by any recommendation to the Board.

10. The Nominating and Corporate Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

11. The Nominating and Corporate Governance Committee shall annually review its own performance.

The Nominating and Corporate Governance Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

IV-2

STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF

LABORATORY CORPORATION OF AMERICA HOLDINGS

To: Laboratory Corporation of America Holdings

I appoint Bradford T. Smith and Wesley R. Elingburg, individually and together, as my proxies, with power of substitution, to vote all of my LABORATORY CORPORATION OF AMERICA HOLDINGS common stock at the Annual Meeting of stockholders of LABORATORY CORPORATION OF AMERICA HOLDINGS to be held at The Paramount Theater, 128 East Front Street, Burlington, NC, 27215 on Wednesday, May 18, 2005 at 9:00 a.m., Eastern Daylight Time, and at any adjournment or postponement of the meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Item 1 and “FOR” Item 2. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

Please sign and date the other side of the card.

(Please fill in the appropriate boxes on the other side.)

The Board of Directors recommends that you vote “FOR” all the nominees listed under Item No. 1 and “FOR” Item No. 2.

	FOR ALL NOMINEES	WITHHOLD AUTHORITY for all nominees
1. Election of the members of the Company’s Board of Directors.	☐	☐

For, except vote withheld from the following nominee(s).

Nominees:

Thomas P. Mac Mahon, Jean-Luc Bélingard, Wendy E. Lane, Robert E. Mittelstaedt, Jr., Arthur H. Rubenstein, MBBCh, Andrew G. Wallace, M.D., M. Keith Weikel, Ph.D.

	FOR	AGAINST	ABSTAIN

2. Ratification of the appointment of PricewaterhouseCoopers LLP as Laboratory Corporation of America Holdings’ independent registered public accounting firm for 2005.	☐	☐	☐

SHAREHOLDER NAME AND ADDRESS

Signature(s)                                                                                           Date:

NOTE: Please sign exactly as name(s) appear(s) above. If signing as an executor, administrator, trustee, guardian, etc. please give full title as such. If the shareholder is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If shares are held jointly, each shareholder should sign. If signer is a partnership, please sign in the partnership name by an authorized person.

Date and promptly return the card in the envelope provided.